EXHIBIT 99.1

Royalty Management Holding Corporation Completes Change of Company Domicile to the State of Florida

Board-approved action initiated as part of a broader Company to minimize all unnecessary costs to maximize value for shareholders.

FISHERS, INDIANA / March 27, 2024 / Royalty Management Holding Corporation (Nasdaq: RMCO) (“Royalty Management” “RMCO”, or the “Company”), a forward leaning royalty company building shareholder value by acquiring and developing high value assets in a variety of resource-driven and emerging technology industries, is pleased to announce today that the Company has successfully changed its state of incorporate from Delaware to Florida.  The re-domestication to Florda is part of an overall plan by the Company to continue efforts that maximize shareholder value and eliminate any unnecessary cost of the Company, a directive that the Company’s Board of Directors enacted in late 2024, whereby they determined that Florida offered similar state protections for the Company’s shareholders, stakeholders, officers, and directors at a fraction of the annual cost as what is charged by the State of Delaware..

Thomas Sauve, Chief Executive Officer of Royalty Management, commented “Similar to actions taking place by the federal government, we think it’s important to constantly evaluate how we can maximize profit and reduce any unnecessary costs to expand our Company’s profit to shareholders. Furthermore, this is a good step in the right direction, structurally, for our Company given our familiarity with Florida and Florida corporate law.  With experience in this state, and with Company counsel and advisors already established in Florida, combined with the lower cost of doing business in Florida, we feel confident that this is a good move for the Company and its shareholders in the long term, with immediate cost savings for the Company, day one.  We still maintain our offices in central Indiana, specifically Fishers, Indiana, and in eastern Kentucky, but we are proud to say that our state of incorporation is now Florida.”

About Royalty Management Holding Corporation

Royalty Management Holding Corporation (NASDAQ: RMCO) is a royalty company building shareholder value to benefit both its shareholders and communities by acquiring and developing high value assets in a variety of market environments. The model is to acquire and structure cashflow streams around assets that can support the communities by monetizing the current existing cash flow streams while identifying transitionary cash flow from the assets for the future.

For more information visit www.royaltymgmtcorp.com.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those that will be set forth in the “Risk Factors” section of the Company’s registration statement and proxy statement/prospectus to be filed with the SEC. Copies will be available on the SEC’s website, www.sec.gov. The information contained in this release is as of the date first set forth above. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Royalty Management Holding Corporation Contact:

Thomas Sauve

Chief Executive Officer

www.royaltymgmtcorp.com

(646) 245-2465

SOURCE: Royalty Management Holding Corporation

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